Exhibit 4.17

SIDE LETTER

December 22, 2022

This letter agreement (“Side Letter”) is entered into by and between NeurAxis, Inc., formerly Innovative Health Solutions, Inc. (the “Company”), and Masimo Corporation (“Masimo”) as of the date written above. Reference is made to that certain letter agreement by and between the Company and Masimo dated April 9, 2020 (the “Investment Letter Agreement”). Capitalized terms not defined herein shall have, unless otherwise indicated, the meanings ascribed to such terms in the Investment Letter Agreement.

The Company plans to file a registration statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the offering of the Company’s shares of common stock in connection with a firm commitment underwritten initial public offering (the “IPO”).

Pursuant to the Investment Letter Agreement, Masimo is entitled to certain observation rights, information and inspection rights, most favored nation status, pro rata rights related to New Securities, and board participation rights (collectively, “Rights”). To induce investors to invest in the IPO and to facilitate the listing of the Company’s common stock on the Nasdaq Capital Market in connection with the proposed IPO, Masimo hereby agrees to relinquish its Rights immediately upon the SEC declaring the Registration Statement effective, and at such time the Registration Statement is declared effective, the Investment Letter Agreement will terminate and have no further force or effect.

Masimo further consents to and acknowledges that, in accordance with SEC rules and regulations, (i) Masimo will be named as a beneficial owner of 5% or more of the Company’s common stock in the Registration Statement, (ii) the material terms of (A) that certain License and Collaboration Agreement, dated April 9, 2000 (the “License Agreement”), between the Company and Masimo, (B) the Investment Letter Agreement, and (C) this Side Letter will be described in the Registration Statement (the License Agreement, the Investment Letter Agreement and this Side Letter are collectively referred to as the “Masimo Documents”), and (iii) the Masimo Documents will be filed as exhibits to the Registration Statement.

This Side Letter may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

The parties hereto have executed this Side Letter as of the date first set forth above.

Sincerely,

NeurAxis, Inc.

By:	/s/ Brian Carrico
Name:	Brian Carrico
Title:	Chief Executive Officer

Masimo Corporation

By:	/s/ Micah Young
Name:	Micah Young
Title:	CFO